Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES INCREASES COMMON STOCK
QUARTERLY DIVIDEND 15 PERCENT to $.075 PER SHARE

MONETT, Mo., February 4, 2008 - Jack Henry & Associates, Inc. (Nasdaq: JKHY) today announced that its Board of Directors has increased the quarterly cash dividend 15 percent to $.075 per share. The cash dividend on Jack Henry's common stock, par value $.01 per share, is payable on March 6, 2008 to stockholders of record as of February 19, 2008. At January 29, 2008, there were 87,376,885 shares of JKHY common stock outstanding.

     Kevin D. Williams, CFO stated, "This increase in our dividend is reflective of our commitment to our stockholders, and is consistent with one of our stated goals of consistently increasing our dividend. We established our dividend policy in 1990 and we have increased it at some level every year since the initial declaration. The timing of this announcement during our third fiscal quarter is consistent with our historic dividend announcements."

     Jack Henry & Associates, Inc. (Nasdaq: JKHY - News) is a leading provider of computer systems and ATM/debit card/ACH transaction processing services primarily for financial services organizations. Its technology solutions serve more than 8,700 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking supports banks ranging from de novo to mid-tier institutions with information and transaction processing solutions. Symitar(TM) is the leading provider of information and transaction processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at http://www.jackhenry.com.